UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011

Newpark Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-02960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, Texas	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Newpark Resources, Inc. (the “Company”) previously announced that Gregg S. Piontek, age 41, was promoted to Vice President and Chief Financial Officer of the Company, effective as of November 1, 2011. Mr. Piontek’s appointment as the Chief Financial Officer of the Company fills a vacancy in the position left by James E. Braun.
In connection with the execution of the Employment Agreement with Mr. Piontek (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on October 21, 2011), the Company and Mr. Piontek also entered into the Company’s standard form of Indemnification Agreement effective October 26, 2011. The Indemnification Agreement provides, among other things, that the Company will indemnify Mr. Piontek against certain liabilities that may arise by reason of his status or service as an officer or agent of the Company or any other entity for which he served at the Company’s request if he acted in good faith and in a manner that he reasonably believed to be in the Company’s or its subsidiaries’ best interests and, in the case of a criminal matter, had no reasonable cause to believe that his conduct was unlawful. In addition, the Indemnification Agreement provides that the Company will advance expenses incurred by the indemnified party in defending any proceeding prior to the final disposition of the proceeding and that the Company will obtain directors’ and officer’s insurance, if available, on reasonable terms.
The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety to the Indemnification Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
10.1	Indemnification Agreement, dated as of October 26, 2011, by and between Newpark Resources, Inc. and Gregg S. Piontek.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.
Date: October 31, 2011	By:	/s/ Mark J. Airola
Mark J. Airola
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Indemnification Agreement, dated as of October 26, 2011, by and between Newpark Resources, Inc. and Gregg S. Piontek.